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Exhibit 10.8

                               GENERAL RELEASE AND
                               SEPARATION AGREEMENT

Maritrans General Partner Inc. ("Employer" or "Maritrans") and Douglas Sparks ("Employee") desire to end their employment relationship in an amicable manner on or before December 15, 2004.

        WHEREAS, Employee was hired on March 7, 2000, and served as Employer's Executive Vice President, Maritrans Operating Co. L.P. from July 30, 2003 through December 15;

        WHEREAS, Employer will pay Employee his base salary compensation and accrued vacation due him for a period of three (3) months as a severance payment in exchange for entering into this General Release and Separation Agreement;

        WHEREAS, Employee represents that he is 43 years old, his date of birth being February 9, 1961.

        NOW THEREFORE, in consideration of the mutual undertakings set forth below, this General Release and Separation Agreement will govern Employee's separation from employment with Employer:

          1. SEVERANCE In consideration for entering into this General Release and Separation Agreement and in exchange for the general releases and agreements set forth herein, Employer agrees to pay Employee a $50,000.00 Severance Payment, representing three months of his annualized base salary of $200,000.00, less applicable taxes and withholdings as required by federal, state and/or local law. The payments shall be made bi-weekly over the next three months with the first payment being made at the expiration of the 7-day revocation period provided for under Paragraph 13 below.

          2. ACCRUED VACATION AND EXPENSE ACCOUNT The Employee will also be paid, at the expiration of the 7-day revocation period provided for under Paragraph 13 below, all unused vacation time and all reimbursable business expenses, less applicable taxes and withholdings. Employee agrees that his accrued vacation time for this calculation is equivalent to nine days.

          3. MEDICAL AND DENTAL BENEFITS Employer-provided medical, dental, and medical related treatment through Employer's health plan will be continued through April 30, 2005, at which time Employee will receive information regarding Employee's COBRA continuation options.

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          4.   COMPLIANCE  The payments of all amounts hereunder are conditioned upon Employee's compliance with the terms and obligations of this General Release and Separation Agreement, including without limitation the confidentiality covenants set forth herein. The parties agree that, except as required by law or agreement, neither will disclose to any person or entity, other than their financial or legal advisors, any of the terms and provisions of this General Release and Separation Agreement. Notwithstanding the foregoing, Employee understands and agrees that the Employer shall be entitled to make all filings with the Securities and Exchange Commission and New York Stock Exchange as the Employer deems appropriate. Employee agrees that whether he has failed to comply with any of the terms and conditions set forth under this General Release and Separation Agreement shall be determined within the reasonable discretion of Employer.

          5.   EMPLOYEE'S AGREEMENTS

               a. GENERAL RELEASE In exchange for the payment and benefits contained in this General Release and Separation Agreement, Employee (on behalf of Employee or any other person who may be entitled to make a claim on Employee's behalf or through Employee) hereby completely releases and forever discharges Employer, and Employer's officers, directors, agents, representatives, employees, counsel, affiliated organizations, parents, subsidiaries and related companies, successors and assigns (the "Releasees") from any and all past, present or future alleged claims, demands, obligations, actions, causes of action, rights, damages, punitive damages, attorneys' fees, costs, expenses and compensation of any nature whatsoever, including but not limited to all claims for breach of contract, invasion of privacy, defamation, tortious interference with a business or contractual relationship, retaliation and discrimination under Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, 42 U.S.C. Section 2000e, et. seq., the Florida Civil Rights Act of 1992, Florida Statutes Section 760.01 et. seq., the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the Worker Adjustment Retraining Notification Act, the Older Workers Benefit Protection Act, the Age Discrimination in Employment Act, the Equal Pay Act, Section 1981, and any other federal, state or local human or civil rights statutes, laws, rules, regulations, or public policy, or any other action or Claim based upon any conduct from the beginning of the world up to and including the date this General Release and Separation Agreement is executed by the parties, which Employee now has or which may hereafter accrue, or otherwise be acquired against Employer, except for

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               Employee's right to enforce the terms of this General Release and
               Separation Agreement and his right to benefits that he accrued and which are due to him under any benefit plan of the Employer or an affiliate .

               b. CONFIDENTIALITY OF TERMS Employee agrees that he will maintain the terms of this General Release and Separation Agreement, the fact that there was any payment hereunder, and any and all matters relating to this agreement in absolute and complete confidentiality, except where disclosure is required by law. Employee acknowledges that this confidentiality provision is an integral part of this General Release and Separation Agreement and was a material inducement for Employer to pay the Severance payment referenced in Paragraph 1 of this General Release and Separation Agreement. Notwithstanding the foregoing, Employee understands and agrees that the Employer shall be entitled to make all filings with the Securities and Exchange Commission and New York Stock Exchange as the Employer deems appropriate.

               c. NON-DISPARAGEMENT The Employee agrees not to make any defamatory or negative comments to any other person or entity regarding the Employer, or any of its parents, subsidiaries or affiliates, and Employee further agrees not to make any defamatory, disparaging or negative comment regarding the officers and directors of Employer or any of its parents, subsidiaries or affiliates, and not to induce or encourage any other person to make such comment.

               d. CONFIDENTIALITY OF KEY MARITRANS BUSINESS MATTERS Employee agrees that he will maintain any and all details of key Maritrans business matters in absolute and complete confidentiality including details of products and services offered, freight rates, contract terms, innovations, designs, patent information, ideas, plans, trade secrets, proprietary information, distribution and sales methods and systems, sales and profit figures, customer and client lists, strategic plans, and relationships between the Company and its affiliates and other distributors, customers, clients, suppliers and others who have business dealings with the Company and its affiliates. Employee acknowledges that this confidentiality provision is an integral part of this General Release and Separation Agreement and was a material inducement for Employer to pay the Severance Payment referenced in Paragraph 1 of this General Release and Separation Agreement.

               e. REFRAIN FROM ENTERING PREMISES Employee shall not enter the premises, vessels or offices of Employer at any time for any reason unless such entry is specifically approved by the President of Maritrans

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               General Partner Inc., or his designee. In addition, Employee shall not meet or have contact with any current employees during their working hours at Maritrans without specific approval by the President of Maritrans Partner Inc., or his designee.

               f. COOPERATION WITH INVESTIGATIONS Employee shall cooperate with investigations conducted by Employer and shall provide truthful and complete information to Employer in connection with such investigations or any legal action that may be instituted by or against Employer or the Releasees.

               g. RETURN OF EMPLOYER'S PROPERTY Within one (1) day of Employee's execution of this Agreement, Employee shall return all property of Employer.

               h. NO OBLIGATION TO HIRE In entering into this General Release and Separation Agreement, Employee represents that he will not seek employment with Employer. In the event Employee seeks employment with Employer, Employer shall have no obligation to hire him. Moreover, if Employer denies Employee employment or other remunerative relationship, Employee agrees that such would not constitute retaliation or discrimination in violation of any laws.

               i. NO OTHER PAYMENTS DUE. Employee agrees and acknowledges that Employer, on a timely basis, has paid, or agreed to pay, to Employee all other amounts due and owing based on his prior services except for payments that may become due under this General Release and Separation Agreement.

          6. CAPACITY TO EXECUTE Employee agrees that this General Release and Separation Agreement has been executed knowingly and of Employee's own free will and that he has had an opportunity to, and Employer has recommended that he, consult and rely on the advice of his attorneys or has, alternatively, decided not to retain an attorney to assist him in this matter. Employee acknowledges that he has 21 days within which to consider this General Release and Separation Agreement, and that, if he chooses to sign it before then, he represents that he has had sufficient time to consider this General Release and Separation Agreement.

          7.   NON-COMPETITION

               a. For a period of one year hereafter, the Employee will not, unless acting with the prior written consent of the Board, directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be

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               connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with or use or permit his name to be used in connection with, any business or enterprise engaged in a geographic area in which the Company or any of its affiliates is operating either during his employment by the Company or on the date his employment terminated, as applicable, presently on the East Coast of the United States or at any port in the Gulf of Mexico (whether or not such business is physically located within those areas) (the "Geographic Area"), in any business that is a customer of, or competitive to, a business from which the Company or any of its affiliates derive at least five percent of its respective gross revenues either during his employment by the Company or on the date his employment terminated, as applicable. It is recognized by the Employee that the business of the Company and its affiliates is, and the Employee's connection therewith was, involved in activity throughout the Geographic Area, and that more limited geographical limitations on this non-competition covenant are therefore not appropriate. The Employee also shall not, directly or indirectly, during such one-year period (a) solicit or divert business from, or attempt to convert any client, account or customer of the Company or any of its affiliates, whether existing at the date hereof or acquired during Employee's employment nor (b) following Employee's employment, solicit, hire or attempt to hire any then employee of the Employer or of any of its affiliates.

               b. The foregoing restriction shall not be construed to prohibit the ownership by the Employee of less than one percent (1%) of any class of securities of any corporation which is engaged in any of the foregoing businesses having a class of securities registered pursuant to the Securities Exchange Act of 1934, provided that such ownership represents a passive investment and that neither the Employee nor any group of persons including Employee in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes any part in its business, other than exercising his rights as a shareholder, or seeks to do any of the foregoing.

          8.   EQUITABLE RELIEF

               (a) Employee acknowledges that the restrictions contained in Paragraphs 5 and 7 hereof are reasonable and necessary to protect the legitimate interests of the Company and its affiliates, that the Company would not have entered into this Agreement in the absence of such restrictions, and that any violation of any provision of those Paragraphs

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               will result in irreparable injury to the Company. The Employee represents that his experience and capabilities are such that the restrictions contained in Paragraph 7 hereof will not prevent the Employee from obtaining employment or otherwise earning a living at the same general level of economic benefit as anticipated by this Agreement. The Employee further represents and acknowledges that (i) he has been advised by the Company to consult his own legal counsel in respect of this Agreement, and (ii) that he has had full opportunity, prior to execution of this Agreement, to review thoroughly this Agreement with his counsel.

               (b) In the event of a violation of the provisions of Paragraphs 5 or 7, the Employee agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages or posting a bond and liquidated damages in an amount not less than the Severance Payment, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of Paragraphs 5d. or 7 hereof, all of which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. In the event that any of the provisions of Paragraphs 5 or 7 hereof should ever be adjudicated to exceed the time, geographic, service, or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, service, or other limitations permitted by applicable law.

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               (c)     The Employee irrevocably and unconditionally (i) agrees
               that any suit, action or other legal proceeding arising out of Paragraphs 5 or 7 hereof, including without limitation, any action commenced by the Company for preliminary and permanent injunctive relief or other equitable relief, may be brought in the United States District Court for the District of Florida, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Tampa, Florida, (ii) consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and (iii) waives any objection which Employee may have to the laying of venue of any such suit, action or proceeding in any such court. Employee also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers in a manner permitted by the governing law. This agreement shall be governed by and interpreted under the state of Florida without giving effect to any conflict of laws provisions. In the event of a lawsuit by either party to enforce the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable costs, expenses and attorney's fees from the other party.

               (d) Employee agrees that he will provide, and that the Company may similarly provide a copy of Paragraphs 5d. or 7 hereof to any business or enterprise (i) which he may directly or indirectly own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing, control or control of, or (ii) with which he may be connected with as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise, or in connection with which he may use or permit his name to be used; provided, however, that this provision shall not apply in respect of Paragraph 7 hereof after expiration of the time period set forth therein.

          9. CONSEQUENCES OF BREACH Employer and Employee agree that irreparable harm would occur in the event that Employee breaches the terms and conditions of this General Release and Separation Agreement. In the event Employee breaches any of his obligations under this General Release and Separation Agreement, Employer's obligations under this Agreement shall immediately cease. Employee will not be entitled to the Severance Payment provided for under this General Release and Separation Agreement. Employee agrees to submit to the jurisdiction of Florida courts for purposes of any action relating to this General Release and Separation Agreement and that the determination of whether Employee has breached any of the terms and conditions set forth under this General Release and Separation Agreement shall be within the reasonable discretion of Employer.

          10. SEVERABILITY If any term or other provision of this General Release and Separation Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, then all other conditions and provisions of this

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               General Release and Separation Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this General Release and Separation Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

          11. CONSTRUCTION This General Release and Separation Agreement shall be governed by and construed in accordance with the laws of the State of Florida, notwithstanding any choice of law rules to the contrary.

          12. UNDERSTANDING Employee understands and agrees that the terms and conditions of this General Release and Separation Agreement constitute the full and complete understandings, agreements and promises of the parties, and that there are no oral or written understandings, agreements, promises, representations or inducements made or offered other than those set forth in writing in this General Release and Separation Agreement.

          13. REVOCATION Employee may revoke and cancel this General Release and Separation Agreement in writing at any time within seven (7) days after his execution thereof by providing written notification of revocation to Jonathan Whitworth, President of Maritrans General Partner Inc. For this written revocation to be effective, Employer must receive it no later than the close of business of the seventh (7th) calendar day after Employee executes the General Release and Separation Agreement. If Employee does so revoke, this General Release and Separation Agreement becomes null and void and he shall not be entitled to the benefits provided herein. This General Release and Separation Agreement shall not become effective until after the expiration of the 7-day revocation period; after such time, if there has been no written revocation as provided herein, this General Release and Separation Agreement shall be fully effective and enforceable, and Employer shall make payment as provided for under this General Release and Separation Agreement.

          14. BINDING EFFECT This General Release and Separation Agreement and all covenants contained herein shall be binding upon and for the benefit of the parties hereto and their respective heirs, executors, affiliates, administrators, successors, and assigns.

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Executed in Tampa, this 15th day of December, 2004.


By: /s/ Douglas Sparks
   -----------------------------------------------
   Douglas Sparks, Employee

Witnesses to Employee's signature:

/s/ Elizabeth Prather
--------------------------------------------------

Print Name: Elizabeth Prather


/s/ Eddie Gonzalez
--------------------------------------------------

Print Name: Eddie Gonzalez


ACKNOWLEDGEMENT

STATE OF FLORIDA         )

COUNTY OF HILLSBOROUGH   )

        The foregoing instrument was acknowledged before me this 15th day of December, 2004, by Douglas Sparks who is personally known to me/has produced driver's license as identification.


                                         (SEAL)


                                         /s/ Roxana Bolivar
                                         ---------------------------------------

                                         Printed/Typed
                                         Name: Roxana Bolivar
                                         ---------------------------------------

                                         Notary Public-State of Florida

                                         Commission Number: DD038385

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Executed in Tampa, this 15th day of December, 2004.


Maritrans General Partner Inc.

By: /s/ Jonathan Whitworth
   -----------------------------------------------

Printed Name: Jonathan Whitworth

Title: President of Maritrans General Partner Inc.


Witnesses to Employer's signature:

/s/ Jennifer Waldman
--------------------------------------------------

Print Name: Jennifer Waldman


/s/ Matthew Yacavone
--------------------------------------------------

Print Name: Matthew Yacavone


ACKNOWLEDGEMENT

STATE OF FLORIDA         )

COUNTY OF HILLSBOROUGH   )

        The foregoing instrument was acknowledged before me this 15th day of December, 2004, by Jonathan Whitworth, of Maritrans, who is personally known to me ____________________________ as identification.


                                         (SEAL)


                                         /s/ Amy M. Hajek
                                         ---------------------------------------

                                         Printed/Typed
                                         Name: Amy M. Hajek

                                         Notary Public-State of Florida

                                         Commission Number: DD225355